Exhibit 99.1

395 de Maisonneuve Blvd. West

Montreal, QC H3A 1L6

News Release

TICKER SYMBOL	INVESTOR RELATIONS	MEDIA RELATIONS
(NYSE: UFS) (TSX: UFS)	Nicholas Estrela Director Investor Relations Tel.: 514-848-5555 x 85979	David Struhs Vice-President Corporate Communications and Sustainability Tel.: 803-802-8031

DOMTAR ANNOUNCES MAJOR INVESTMENT AT ITS ASHDOWN, AR MILL

•	$160 million capital project to convert a paper machine to a fluff pulp line
•	Allows for the production of up to 516,000 metric tons of fluff pulp per year
•	Conversion will reduce UFS capacity by approximately 364,000 short tons

Montreal, December 10, 2014 – Domtar Corporation (NYSE: UFS) (TSX: UFS) today announced that its Board of Directors has approved a $160 million capital project to convert a paper machine at the Ashdown, Arkansas mill to a high quality fluff pulp line used in absorbent applications such as baby diapers, feminine hygiene and adult incontinence products. The planned conversion is expected to come online by the third quarter 2016 and will allow for the production of up to 516,000 metric tons of fluff pulp per year once the machine is in full operation. The project will also result in the permanent reduction of 364,000 short tons of annual uncoated freesheet production capacity in the second quarter of 2016.

“The fluff pulp conversion project at the Ashdown mill is an important step in advancing our strategy to generate $300 to 500 million of EBITDA from growth businesses,” said John D. Williams, Chief Executive Officer. “We are expanding our presence in a growing business that will allow us to support our top-tier supplier position with some of the world’s largest producers of absorbent hygiene products. Once completed, Ashdown, together with our Plymouth mill will provide a platform to further strengthen our leading position as an effective producer of high quality fluff pulp with nearly one million tonnes of total production capacity.”

Commenting on the reduction of papermaking capacity, Mr. Williams added, “The permanent conversion of the paper machine in 2016 will further help balance our supply with our customers’ demand. In the interim, the flexibility of the two remaining paper machines at the Ashdown mill allows us to take measured steps to adjust our paper production while selling papergrade pulp.”

The conversion work is expected to commence during the second quarter of 2016 and the fluff pulp line is scheduled to start-up by the third quarter 2016. The cost of conversion will be approximately $160 million of which $40 million is expected to be invested in 2015 and $120 million in 2016. The Company will also invest in a pulp bale line that will provide flexibility to manufacture papergrade softwood pulp, contingent on market conditions.

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The aggregate pre-tax earnings charge in connection with this conversion is estimated to be $117 million which includes an estimated $114 million in non-cash charges relating to accelerated depreciation of the carrying amounts of the manufacturing equipment as well as the write-off of related spare parts. Of the estimated pre-tax charge of $117 million, $3 million relates to estimated cash severance, employee benefits and training. Of the estimated total pre-tax charge of $117 million, $9 million is expected to be recognized in the fourth quarter of 2014 and $108 million is expected to be incurred during 2015 and 2016.

As a result of the fourth quarter decision to convert the nature and use of line A64 of the Ashdown Pulp and Paper mill, the carrying amount of the assets of the Ashdown mill is being tested for impairment and may result in a write-down during the fourth quarter of 2014. The carrying amount of such assets was approximately $813 million at November 30, 2014.

About Domtar

Domtar Corporation (NYSE: UFS) (TSX: UFS) designs, manufactures, markets and distributes a wide variety of fiber-based products including communication papers, specialty and packaging papers and absorbent hygiene products. The foundation of its business is a network of world class wood fiber converting assets that produce papergrade, fluff and specialty pulps. The majority of its pulp production is consumed internally to manufacture paper and consumer products. Domtar is the largest integrated marketer of uncoated freesheet paper in North America with recognized brands such as Cougar®, Lynx® Opaque Ultra, Husky® Opaque Offset, First Choice® and Domtar EarthChoice®. Domtar is also a leading marketer and producer of a broad line of absorbent hygiene products marketed primarily under the Attends®, IncoPack and Indasec® brand names. In 2013, Domtar had sales of $5.4 billion from some 50 countries. The Company employs approximately 10,000 people. To learn more, visit www.domtar.com.

Safe Harbor

The statements in this release regarding our conversion plans with respect to our Ashdown facility are forward-looking statements. Actual results could differ materially for a number of reasons, including demand and price for fluff products, the availability of the parts and equipment for the conversion of the mill, the cost and availability of raw materials, and the other factors that impact our business generally.

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